Exhibit 99.4

LOCK-UP AGREEMENT

April 6, 2023

Roth Canada, Inc.

130 King Street West, Suite 1909

Toronto ON M5X 1E3

Re: Engine Gaming and Media, Inc. – Lock-up Agreement

Ladies and Gentlemen:

The undersigned understands that the Agent has entered into an agency agreement dated March 31, 2023 (the “Agency Agreement”) with Engine Gaming and Media, Inc. (the “Corporation”) providing for the Offering of Subscription Receipts. In addition, the Corporation has entered into an arrangement agreement with GameSquare Esports Inc. (“GSQ”) dated December 7, 2022 pursuant to which the Corporation will acquire all of the issued and outstanding securities of GSQ (the “Arrangement”). Initially capitalized terms not otherwise defined herein have the meaning given to them in the Agency Agreement.

In consideration of the benefit that the Offering will confer upon the undersigned, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, other than in connection with the Arrangement, it will not, for a period commencing on the Closing Date of the Offering and ending 90 days following the date on which the Escrow Release Conditions are satisfied (the “Lock-Up Period”), directly or indirectly, offer, sell, contract to sell, lend, swap, or enter into any other agreement to transfer the economic consequences of, or otherwise dispose of or deal with, or publicly announce any intention to offer, sell, contract to sell, grant or sell any option to purchase, hypothecate, pledge, transfer, assign, purchase any option or contract to sell, lend, swap or enter into any agreement to transfer the economic consequences of, or otherwise dispose of or deal with, whether through the facilities of a stock exchange, by private placement or otherwise, any Subscription Receipts, Common Shares, common shares of GSQ or other securities of the Corporation or GSQ convertible into, exchangeable for or exercisable to acquire, Common Shares or common shares of GSQ (collectively, the “Undersigned’s Securities”), directly or indirectly, unless (i) they first obtain the prior consent of Roth, such consent not to be unreasonably withheld or delayed, or (ii) there occurs a take-over bid, arrangement or similar transaction involving the acquisition of the Corporation; however, the Lock-Up Period will continue to apply if the take-over bid, arrangement or similar transaction is abandoned, withdrawn or terminated.

The undersigned represents and warrants that it now has, and, except as contemplated above or in connection with the Arrangement, for the duration of the Lock-Up Period, will have good and marketable title to the Undersigned’s Securities listed in Schedule “A”. Subject to the foregoing, the undersigned also agrees and consents to the entry of stop transfer restrictions with the Corporation’s transfer agent and registrar, or the equivalent, against the transfer of the Undersigned’s Securities except in compliance with the foregoing restrictions.

The undersigned understands that the Corporation and the Agent are relying upon this lock-up agreement in proceeding towards consummation of the Offering. The undersigned further understands that this lock-up agreement is irrevocable and shall be binding upon the undersigned’s legal representatives, successors, and assigns, and shall enure to the benefit of the Corporation, the Agent and their respective legal representatives, successors and assigns. This lock-up agreement shall terminate upon the expiration of the Lock-Up Period.

This lock-up agreement will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and may be executed by facsimile or pdf signature and as so executed shall constitute an original.

[Remainder of page left intentionally blank. Signature page follows.]

DATED as of the date first written above.

/s/ Tom Walker
Name:	Tom Walker
Title:	Director of GameSquare Esports Inc.

Roth hereby acknowledges this lock-up agreement on its own behalf, and on behalf of the Agent, on this 6th day of April, 2023.

ROTH CANADA, INC.

By:	/s/ Brady Fletcher
Name: Brady Fletcher
Title: President and Head of Investment Banking

(Signature page to Lock-Up Agreement)

Schedule “A”

Undersigned’s Securities

Type of Securities Owned:	Number of Securities Owned:

Common Shares of the Corporation	Nil

Common Shares of GSQ	66,678,658 (held by Blue & Silver Ventures, Ltd.)

Subscription Receipts	338,973 (held by Blue & Silver Ventures, Ltd.)

Options or Other Convertible Securities of the Corporation or GSQ	100,000 (held by Blue & Silver Ventures, Ltd.)